Exhibit 2.01

AGREEMENT AND PLAN OF MERGER

By and Among

ANOTEROS, INC.,

ANTERO PAYMENT SOLUTIONS INC.,

COA HOLDINGS, INC.,

and

CERTAIN MAJOR STOCKHOLDERS OF COA HOLDINGS, INC.

AS SIGNATORIES HERETO

Dated as of March 29, 2011

Page

ARTICLE 1

DEFINITIONS

Section 1.1

Defined Terms

1

Section 1.2

Construction

8

Section 1.3

Schedules and Exhibits

8

Section 1.4

Knowledge

8

ARTICLE 2

THE MERGER

Section 2.1

The Merger

9

Section 2.2

Closing

9

Section 2.3

Effective Time of Merger

9

Section 2.4

Effects of Merger

9

Section 2.5

Articles of Incorporation and Bylaws

9

Section 2.6

Directors

9

Section 2.7

Officers

9

Section 2.8

Effect on Capital Stock

10

Section 2.9

Effect on COAH Warrants

10

Section 2.10

Effect on Convertible Notes

10

Section 2.11

Merger Consideration Spreadsheet

11

Section 2.12

Vote by Major Stockholders

11

Section 2.13

Dissenter Rights

11

Section 2.14

Exemption from Registration

11

Section 2.15

Surrender and Exhange Procedure

12

Section 2.16

Rights of Holders

13

Section 2.17

Procedure with regard to COAH Warrants

13

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF COAH AND THE MAJOR STOCKHOLDERS

Section 3.1

Existence and Good Standing

13

Section 3.2

Board Action

14

Section 3.3

Authority and Enforceability

14

Section 3.4

Consents and Approvals; No Violations

14

Section 3.5

Capitalization

15

Section 3.6

Subsidiaries and Investments

15

Section 3.7

Financial Statements

16

Section 3.8

Liabilities

16

Section 3.9

Tangible Personal Property

16

Section 3.10

Books and Records

16

Section 3.11

Owned Real Property

17

Section 3.12

Leased Real Property

17

Section 3.13

Contracts

17

Section 3.14

Litigation

17

Section 3.15

Taxes

17

Section 3.16

Insurance

18

Section 3.17

Intellectual Property

19

i

(Continued)

 Page

Section 3.18

Compliance with Laws

20

Section 3.19

Accounts Receivable; Accounts Payable

20

Section 3.20

Inventory

20

Section 3.21

Suppliers and Customers

20

Section 3.22

Personnel

21

Section 3.23

Employee Benefit Plans

21

Section 3.24

Environmental Matters

22

Section 3.25

Affiliate Transactions

23

Section 3.26

Bank Accounts; Power of Attorney

23

Section 3.27

Permits

23

Section 3.28

Absence of Changes

23

Section 3.29

Brokers’ or Finders’ Fees

24

Section 3.30

Full Disclosure

24

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB

Section 4.1

Existence and Good Standing

25

Section 4.2

Authority and Enforcability

25

Section 4.3

Consents and Approvals; No Violations

25

Section 4.4

Brokers’ or Finders’ Fees

26

ARTICLE 5

OTHER AGREEMENTS

Section 5.1

Reorganization of the Board of Directors

26

Section 5.2

Appointment of Officers

26

Section 5.3

Minimum Investment and Purchase of Shares of Parent Common Stock

26

Section 5.4

No Further Recapitalization or Reorganization

27

Section 5.5

Lock-Up Agreements

27

Section 5.6

Additional Financial Statements

27

ARTICLE 6

COVENANTS

Section 6.1

Public Announcements

27

Section 6.2

Investigation by the Parent

27

Section 6.3

Preparation of Information Statement; Stockholders’ Meeting

28

Section 6.4

Fees and Expenses

28

Section 6.5

Stockholder Litigation

28

Section 6.6

Notifications, Consents and Approvals

28

Section 6.7

Conduct Pending Closing

28

Section 6.8

Notification of Certain Matters

29

Section 6.9

Access to Records and Personnel

29

Section 6.10

Tax Matters

30

Section 6.11

Update of Schedules

30

Section 6.12

Further Assurances

31

Section 6.13

No Negotiation

31

(Continued)

 Page

ARTICLE 7

CONDITIONS OF THE OBLIGATIONS OF PARENT AND MERGER SUB

Section 7.1

Representations and Warranties

31

Section 7.2

Agreements and Covenants

31

Section 7.3

Good Standing Certificates

31

Section 7.4

No Material Adverse Change

31

Section 7.5

No Litigation

31

Section 7.6

Consents and Approvals

32

Section 7.7

COAH Stockholder Approval

32

Section 7.8

Dissenting Shares

32

Section 7.9

No Injunction or Restraints or Litigation

32

Section 7.10

Statutes; Orders

32

Section 7.11

Proceedings

32

Section 7.12

Satisfactory Due Diligence

32

Section 7.13

Resignation of Officers and Directors ..

32

Section 7.14

Certain Releases

32

Section 7.15

Investment in Parent

32

Section 7.16

Lock-Up Agreements

32

Section 7.17

Minute Book and Stock Records

33

Section 7.18

Change of Bank Account Signatures

33

Section 7.19

Resolutions

33

Section 7.20

Employment Agreements

33

Section 7.21

Doolittle Option Agreement

33

Section 7.22

Articles of Merger

33

Section 7.23

Board Approval

33

Section 7.24

Best Efforts to Satisfy Conditions

33

Section 7.25

Waiver of Conditions

33

ARTICLE 8

CONDITIONS TO THE OBLIGATIONS OF COAH

Section 8.1

Representations and Warranties

34

Section 8.2

Agreements and Convenants

34

Section 8.3

No Litigation

34

Section 8.4

Consents and Approvals

34

Section 8.5

Statutues; Orders

34

Section 8.6

Proceedings

34

ARTICLE 9

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

Section 9.1

Survival of Representations and Warranties; Survival of Covenants

34

ARTICLE 10

TERMINATION

Section 10.1

Termination Events

35

Section 10.2

Effect of Termination

35

(Continued)

 Page

ARTICLE 11

CLOSING

Section 11.1

Parent’s Closing Deliveries

36

Section 11.2

COAH’s Closing Deliveries

36

ARTICLE 12

MISCELLANEOUS

Section 12.1

Expenses

36

Section 12.2

Governing Law

36

Section 12.3

Consent to the Jurisidction of the Counrts of the State of California

36

Section 12.4

Table of Contents; Captions

37

Section 12.5

Notices

37

Section 12.6

Assignment; Parties in Interest

38

Section 12.7

Counterparts; Facsimile Signature

38

Section 12.8

Entire Agreement; Amendments

38

Section 12.9

Severability

38

Section 12.10

Independence of Covenants and Representations and Warranties

39

Section 12.11

Third-Party Beneficiaries

39

Section 12.12

No Strict Construction

39

Section 12.13

Waiver of Jury Trial

39

Section 12.14

Stockholders’ Representative

39

EXHIBITS AND SCHEDULES

SCHEDULES

Schedule	Description
Schedule 1.1(a)	Accounts Payable
Schedule 1.1(b)	Accounts Receivable
Schedule 1.1(c)	Accrued Liabilities
Schedule 1.1(p)	Schedule of Non-Convertible Notes
Schedule 1.1(jj)	Schedule of Convertible Notes
Schedule 3.1	Foreign Qualifications of COAH
Schedule 3.4(b)	Consents and Approvals; No Violations
Schedule 3.5	Capitalization
Schedule 3.6	Subsidiaries
Schedule 3.8	Liabilities
Schedule 3.9(a)	Tangible Personal Property
Schedule 3.9(b)	Liens on Tangible Personal Property
Schedule 3.12	Leased Real Property
Schedule 3.13(a)	Contracts
Schedule 3.14	Litigation
Schedule 3.15	Taxes
Schedule 3.16	Insurance
Schedule 3.17(b)	Intellectual Property Infringement
Schedule 3.17(c)	Intellectual Property Owned by COAH
Schedule 3.17(d)	Intellectual Property Liens or Disputes
Schedule 3.17(e)	Intellectual Property Licenses
Schedule 3.18	Compliance with Laws
Schedule 3.19(a)	Accounts Receivable
Schedule 3.19(b)	Accounts Payable
Schedule 3.20	Inventory
Schedule 3.21	Suppliers and Customers
Schedule 3.22(a)	Employee matters
Schedule 3.23(a)	Employee Plans
Schedule 3.24	Environmental Matters
Schedule 3.25	Affiliate Transactions
Schedule 3.26	Bank Accounts; Powers of Attorney
Schedule 3.27	Permits
Schedule 3.28	Absence of Changes

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of March 29, 2011, by and between ANOTEROS, INC., a Nevada corporation (“Parent”), ANTERO PAYMENT SOLUTIONS INC., a Nevada corporation (“Merger Sub”), COA HOLDINGS, INC., a Nevada corporation (“COAH”), Michael J. Sinnwell Jr. and the 3 JP’s, Inc., (being individually, a “Major Stockholder” and collectively, the “Major Stockholders”).

W I T N E S S E T H

WHEREAS, COAH is a provider of financial information management and electronic commerce systems for the financial services industry, which includes data capture, card issuance, reporting, fraud compliance, and consulting for the prepaid card industry (the “Business”). COAH through its proprietary software and ecommerce platforms provides a variety of technology solutions for private and secure electronic payments, and enables COAH to process secure transactions in the electronic checking, debit card, prepaid card and mobile payment industries, providing merchants and account holders with a lower cost structure;

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and COAH, have each approved the merger of COAH with and into the Merger Sub with the Merger Sub continuing as the surviving corporation and as a wholly owned subsidiary of Parent (the “Merger”) and the other transactions provided herein and have adopted this Agreement, in each case after determining that the Merger and the consummation of the other transactions contemplated herein are advisable, fair to, and in the best interests of Parent, Merger Sub and COAH, respectively, and their respective stockholders; and

WHEREAS, Parent, Merger Sub and COAH desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1

Defined Terms. When used in this Agreement, the following terms shall have the respective meanings specified below.

(a)

“Accounts Payable” means (i) all bona fide accounts payable of COAH (exclusive of any accounts payable to Affiliates of the Companies, Accrued Liabilities and Indebtedness) as of the Closing Date and (ii) all checks written on bank accounts of COAH prior to the Closing Date which have not cleared as of the Closing Date. Schedule 1.1(a) sets forth the Accounts Payable as of the date hereof, which Schedule shall be updated by COAH in accordance with Section 6.11 as of a date within two (2) Business Days prior to the Closing.

(b)

“Accounts Receivable” means all bona fide accounts receivable of COAH (exclusive of any accounts receivable attributable to Affiliates of the Companies). Schedule 1.1(b) sets forth the Accounts Receivable as of the date hereof, which Schedule shall be updated by COAH in accordance with Section 6.11 as of a date within two (2) Business Days prior to the Closing.

(c)

“Accrued Liabilities” means all accrued expenses of COAH (exclusive of Accounts Payable and Indebtedness) of a type shown on the Financial Statements. Schedule 1.1(c) sets forth the Accrued Liabilities as of the date hereof, which Schedule shall be updated by COAH in accordance with Section 6.11 as of a date within two (2) Business Days prior to the Closing.

(d)

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, however, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise and provided, further, that an Affiliate of any Person shall also include (i) any Person that directly or indirectly owns more than five percent (5%) of any class of capital stock or other equity interest of such Person, (ii) any officer, director, trustee or beneficiary of such Person, (iii) any spouse, parent, sibling or descendant of any Person described in clauses (i) or (ii) above, and (iv) any trust for the benefit of any Person described in clauses (i) through (iii) above or for any spouse, issue or lineal descendant of any Person described in clauses (i) through (iii) above.

(e)

“Books and Records” means originals or true copies of all operating data and records of COAH including, without limitation, financial, accounting and bookkeeping books and records, purchase and sale orders and invoices, sales and sales promotional data, advertising materials, marketing analyses, past and present price lists, past and present customer service files, credit files, warranty files, batch and product serial number records and files, written operating methods and procedures, specifications, operating records and other information related to COAH’s assets, properties and rights, reference catalogues, insurance files, personnel records, records relating to potential acquisitions and other records, on whatever media, pertaining to COAH or its business or operations, or to customers or suppliers of, or any other parties having Contracts or other business relationships with COAH.

(f)

“Business Day” means any day, other than a Saturday, Sunday or a day on which banks are permitted or required by law to be closed in the State of California.

(g)

 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder. Section references to the Code are to the Code as in effect at the date of this Agreement.

(h)

“Common Equivalent Number” means the aggregate number of shares of COAH Common Stock immediately prior to the Effective Time (A) issued and outstanding, (B) issuable upon exercise of COAH Warrants, and (C) issuable upon conversion of the Convertible Notes.

(i)

“COAH Certificate” means certificate(s) representing shares of COAH Common Stock.

(j)

“COAH Common Stock” means the shares of COAH’s common stock, $0.001 par value per share.

(k)

“COAH Stockholder” means any Person who holds issued and outstanding COAH Common Stock immediately prior to the Effective Time.

(l)

“COAH Warrants” means each outstanding warrant to purchase shares of COAH Common Stock outstanding immediately prior to the Effective Time.

(m)

“Confidential Information” means any information (other than information which is generally available to the public, other than as a result of a breach by any Person with any confidentiality obligation to COAH) concerning the organization, business or finances of COAH or of any third party which COAH is currently under an obligation to keep confidential or that is currently maintained by COAH as confidential, including, without limitation, confidential or secret processes, products, technology, know-how, merchandising and advertising programs and plans, suppliers, services, techniques, customers and plans with respect to COAH.

(n)

“Continuing Employee” shall mean Michael J. Sinnwell Jr. and Kevin Vining.

(o)

“Contracts” means the agreements and commitments, whether written or oral, which are currently in effect and to which COAH is a party or by which COAH or its assets or properties are bound, including, without limitation, all contracts, agreements and commitments:

(i)

which contain restrictions with respect to payment of dividends or any other distribution in respect of the capital stock or other equity interests of COAH;

(ii)

relating to capital expenditures or other purchases of material, supplies, equipment or other assets or properties (other than purchase orders for inventory or supplies in the ordinary course of business) in excess of $10,000 individually, or $50,000 in the aggregate;

(iii)

involving a loan (other than accounts receivable from trade debtors in the ordinary course of business) or advance to (other than travel and entertainment allowances to the employees of COAH extended in the ordinary course of business), or investment in, any Person or relating to the making of any such loan, advance or investment;

(iv)

involving Indebtedness;

(v)

under which any Person (other than COAH) has directly or indirectly guaranteed Indebtedness;

(vi)

granting or evidencing a Lien on any properties or assets of COAH;

(vii)

providing for any management, consulting, financial advisory or any other similar service;

(viii)

limiting the ability of COAH to engage in any line of business or to compete with any Person;

(ix)

(including letters of intent) involving the future disposition or acquisition of assets or properties, or any merger, consolidation or similar business combination transaction, whether or not enforceable;

(x)

involving any joint venture, partnership, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, co-packaging, joint development or similar arrangements;

(xi)

involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute;

(xii)

involving a confidentiality, standstill or similar arrangement;

(xiii)

involving leases or subleases of personal property to which COAH is a party (as lessee or lessor) and involving an annual base rental payment in excess of $5,000;

(xiv)

all Contracts involving the payment or receipt by COAH of $5,000 or more which are not cancelable by COAH without penalty on thirty (30) days’ or less notice; and

(xv)

all other Contracts that are material to the Business

(p)

“Convertible Notes” means the convertible promissory notes of COAH as set forth on Schedule 1.1(p), in the aggregate unpaid principal amount of $112,887 and accrued interest of $50,648, as of December 31, 2009;

(q)

“Convertible Note Holder” means a holder of a Convertible Note;

(r)

“Current Real Property” means the real property and improvements thereon leased and to be utilized by COAH located at 24328 Vermont Ave., Suite 300, Harbor City, California 90710.

(s)

“Damages” means any and all losses, liabilities, claims, damages, demands, lost profits, suits, actions, judgments or causes of action, assessments, costs and expenses (including interest, penalties, reasonable attorney’s fees and any and all reasonable out-of-pocket expenses incurred by an Indemnified Party in investigating, preparing or defending against any litigation, commenced or threatened or any claim but not including consequential and other indirect damages), and any and all amounts paid in settlement of any claim or litigation, whether or not involving a Third-Party Claim.

(t)

“Deemed Proceeds” means the aggregate exercise price of COAH Warrants outstanding as of the Effective Time.

(u)

“Environmental Law” means any Law, Order or other requirement of law, including any principle of common law, relating to the protection of human health or the environment, or to the manufacture, use, transport, treatment, storage, disposal, release or threatened release of petroleum products, asbestos, urea formaldehyde insulation, polychlorinated biphenyls or any substance listed, classified or regulated as hazardous or toxic, or any similar term, under such Environmental Law.

(v)

“Equityholder Percentage” means the percentage, expressed as a decimal carried out five (5) places, obtained by dividing (x) the Individual Common Equivalent by (y) the Common Equivalent Number.

(w)

 “Equityholders” means COAH Stockholders, Warrant Holders and Convertible Note Holders.

(x)

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder. Section references to ERISA are to ERISA as in effect at the date of this Agreement.

(y)

“Exchange Ratio” shall mean 0.739127395.

(z)

“GAAP” means United States generally accepted accounting principles.

(aa)

“Governmental or Regulatory Authority” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

(bb)

“Indebtedness” means, without duplication, (i) any obligations of COAH for borrowed money (including all obligations for principal, interest, premiums, penalties, fees, expenses and breakage costs) or indebtedness of COAH issued or incurred in substitution or exchange for obligations for borrowed money, (ii) amounts owing by COAH as deferred purchase price for property or services (other than trade payables incurred in the ordinary course of business, consistent with past practice), (iii) any obligations of COAH evidenced by any note, bond, debenture or other debt security, (iv) any obligations of a Person other than COAH secured by a Lien against any right, title and interest in and to the business, properties, assets and rights of any kind, whether tangible or intangible, real or personal, and owned by COAH or in which COAH has any interest, (v) any obligations or commitments of COAH to repay deposits or other amounts advanced by and owing to third parties, (vi) any obligations of COAH under capital leases and (vii) all obligations of the types described in clauses (i) through (vii) above of any Person other than COAH, the payment of which is guaranteed, directly or indirectly, by COAH. Indebtedness shall not, however, include (i) liabilities that may be properly classified as current liabilities in conformity with GAAP and (iii) the endorsement of negotiable instruments for collection in the ordinary course of business.

(cc)

“Individual Common Equivalent” means the aggregate number of shares of COAH Common Stock and shares issuable upon exercise of the COAH Warrants, owned by a COAH Stockholder or Warrant Holder.

(dd)

“Intellectual Property” shall mean all intellectual property used to conduct the Business including, without limitation, (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and re-examinations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names (including the name Card of America), together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) all computer software (including data and related documentation and including software installed on hard disk drives) other than off-the-shelf computer software subject to shrinkwrap or clickwrap licenses and (vii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

(ee)

“Inventory” means all raw materials, work-in-process and finished goods inventory of COAH.

(ff)

“Law” means any statute, law, ordinance, rule or regulation of any Governmental or Regulatory Authority.

(gg)

“Liens” means liens, security interests, options, rights of first refusal, claims, easements, mortgages, charges, indentures, deeds of trust, rights of way, restrictions on the use of real property, encroachments, licenses to third parties, leases to third parties, security agreements, or any other encumbrances and other restrictions or limitations on use of real or personal property or irregularities in title thereto.

(hh)

“Material Adverse Change” or “Material Adverse Effect” means:

(i)

with respect to COAH an effect that is or would reasonably be expected to be materially adverse (A) to the Business, results of operations or financial condition of COAH; or (B) to COAH’s or the Major Stockholders’ ability to perform any of their respective obligations under this Agreement or to consummate the transactions contemplated in this Agreement; or

(ii)

with respect to the Parent or Merger Sub, an effect that is or would reasonably be expected to be materially adverse (A) to the business, results of operation or financial condition of the Parent and its Affiliates, considered as a whole; or (B) to the ability of the Parent or Merger Sub to perform any of their respective obligations under this Agreement or to consummate the transactions contemplated in the Agreement;

provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the cause of which is: (A) general changes in the financial markets or in the global or United States economy so long as any such change does not materially effect the referenced party to a materially different extent than other similarly situated Persons, (B) any action or omission of the parties permitted or required by the Agreement, and (C) the announcement of the transactions contemplated hereby.

(ii)

“Merger Consideration” means not more than 50,000,000 restricted shares of the Parent Common Stock issued pursuant to Section 2.8(a), below.

(jj)

“Notes” means the promissory notes of COAH as set forth on Schedule 1.1(jj) which are not convertible, in the aggregate unpaid principal amount of $717,966 and accrued interest of $348,146, as of December 31, 2009;

(kk)

“NRS” means the Nevada Revised Statutes, as amended from time to time, and the rules and regulations promulgated thereunder. Section references to the NRS are to the NRS as in effect at the date of this Agreement.

(ll)

 “Order” means any judgment, order, injunction, decree, writ, permit or license of any Governmental or Regulatory Authority or any arbitrator.

(mm)

“Parent Certificate” shall mean certificate(s) to be issued and representing shares of Parent Common Stock.

(nn)

 “Parent Common Stock” shall mean shares of common stock, $0.001 par value per share of Parent.

(oo)

 “Permits” shall mean all permits, licenses, consents, franchises, approvals and other authorizations required from any Governmental or Regulatory Authority in connection with the operation of the Business and necessary to conduct the Business as presently conducted.

(pp)

“Person” means and includes an individual, a partnership, a joint venture, a corporation, a limited liability company, a limited liability partnership, a trust, an incorporated organization and a Governmental or Regulatory Authority.

(qq)

“Proceeding” means any action, suit, litigation, injunction, judgment, assessment, decree, arbitral action or proceeding.

(rr)

“Representative” means any officer, director, manager, principal, attorney, accountant, agent, employee or other representative of any Person.

(ss)

“Rights” means (i) warrants, options, restricted stock, performance units, convertible securities and other arrangements or commitments which obligate COAH to issue or dispose of any of its capital stock and (ii) stock appreciation rights, performance units and other similar stock-based rights, whether they obligate COAH to issue stock or other securities or to pay cash.

(tt)

“Subsidiary” means, with respect to COAH, (i) any corporation more than 50% of whose stock of any class or classes having, by the terms thereof, ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by COAH, directly or indirectly through one or more Subsidiaries and (ii) any partnership, limited liability company, association, joint venture or other entity in which COAH, directly or indirectly, through one or more Subsidiaries, has more than a 50% equity interest or more than 50% of the voting control.

(uu)

“Tangible Personal Property” means all of the tangible personal property (other than Inventory) owned or leased by COAH or in which COAH has any interest, including, without limitation, production and processing equipment, warehouse equipment, computer hardware, furniture and fixtures, tooling, transportation equipment, leasehold improvements, supplies and other tangible assets, together with any transferable manufacturer or vendor warranties related thereto.

(vv)

“Tax Return” means any return, report, information return or other document (including any related or supporting information and, where applicable, profit and loss accounts and balance sheets) with respect to Taxes.

(ww)

“Taxes” means all taxes, assessments, charges, duties, fees, levies or other similar governmental charges, including all U.S. and non-U.S. federal, state, local and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any Person or other entity.

(xx)

“Transaction Documents” means this Agreement and all other instruments and agreements to be executed and delivered pursuant hereto.

(yy)

“Warrant Holder” means a holder of COAH Warrants.

1.2

Construction. In this Agreement, unless the context otherwise requires:

(a)

any reference in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission or comparable means of communication;

(b)

words expressed in the singular number shall include the plural and vice versa, words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(c)

references to Articles, Sections, Exhibits, Schedules and Recitals are references to articles, sections, exhibits, schedules and recitals of this Agreement;

(d)

references to “day” or “days” are to business days; and

(e)

“include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import.

1.3

Schedules and Exhibits. The Schedules and Exhibits to this Agreement are incorporated into and form an integral part of this Agreement. If an Exhibit is a form of agreement, such agreement, when executed and delivered by the parties thereto, shall constitute a document independent of this Agreement.

1.4

Knowledge. Where any representation or warranty set forth in this Agreement is expressly qualified by reference to the knowledge of COAH, it means the actual knowledge, after reasonable due inquiry, of Michael J. Sinnwell Jr.

ARTICLE 2
THE MERGER

2.1

The Merger. Subject to the terms and conditions contained in this Agreement, at the Effective Time, COAH shall merge with and into Merger Sub, the Merger Sub will continue as the surviving corporation and the separate corporate existence of COAH will cease. The surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

2.2

Closing. The closing hereunder (the “Closing”) shall take place at the offices of Chachas Law Group P.C., 2445 Fifth Avenue, Suite 440, San Diego, CA 92101, on the first Business Day following the satisfaction (or, to the extent permitted by Law, waiver by the party or parties entitled to the benefits thereof) of all the conditions set forth in Article 7., (other than any condition that by its nature cannot be satisfied until the Closing, but subject to satisfaction of any such condition), or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

2.3

Effective Time of the Merger. On the Closing Date, the parties shall cause Articles of Merger (the “Articles of Merger”) to be filed with the Secretary of State of the State of Nevada in form and executed in accordance with the NRS. The Merger will be effective as of the time of the filing of the Articles of Merger with the Secretary of State of the State of Nevada (the “Effective Time”). Notwithstanding the foregoing, the Effective Time of the Merger shall be deemed to have occurred at 12:01 a.m., Pacific Standard Time, on the Closing Date, it being the intent of the parties that the business of COAH on the Closing Date shall be for the account of the Surviving Corporation.

2.4

Effects of Merger. The Merger shall have the effects set forth in the applicable provisions of the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property of the Company shall vest in the Surviving Corporation, and all liabilities and obligations of the Company shall become liabilities and obligations of the Surviving Corporation.

2.5

Articles of Incorporation and Bylaws.

(a)

The Articles of Incorporation of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b)

The Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

2.6

Directors. At the Effective Time the directors of Parent and Merger Sub shall resign and Michael J. Sinnwell Jr., Michael Lerma and Robert O’Connor shall be appointed as the directors of the Parent and Michael Lerma and Robert O’Connor shall be appointed as the directors of the Surviving Corporation, and until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be;.

2.7

Officers. At the Effective Time the officers of the Parent and Merger Sub immediately prior to the Effective Time shall resign and Michael J. Sinnwell Jr. and Michael Lerma, shall be appointed as the President and Secretary, and the Chief Financial Officer of the Parent and of the Surviving Corporation, respectively, after Closing, until the earlier of their resignation, removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

2.8

Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any party hereto

(a)

Each share of COAH Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares), shall be cancelled, extinguished and converted into and become the right to receive their pro rata portion of the Merger Consideration, which shall be equal to the number of shares of COAH Common Stock held by each COAH Stockholder multiplied by the Exchange Ratio, rounded, if necessary, up to the nearest whole share of Parent Common Stock.

(b)

The “Exchange Ratio” shall be obtained by dividing (i) 50,000,000 by (ii) the total number of shares of COAH Common Stock outstanding immediately prior to the Effective Time on a fully diluted basis after giving effect to the exercise of all outstanding COAH Warrants, and other rights to acquire COAH Shares, other than Convertible Notes.

(c)

Each share of COAH Common Stock held in the name of COAH or any Subsidiary prior to the Effective Time shall be cancelled and retired and cease to exist, without any conversion thereof or payment with respect thereto.

(d)

COAH’s Board of Directors (or, if appropriate, any committee thereof administering any of the Employee Plans), shall adopt such resolutions or take such other actions as may be required (i) to cause any COAH stock option plans or stock incentive plans to terminate as of the Effective Time and cause the provisions in any other Employee Plan, program or arrangement providing for the issuance or grant by COAH of any interest in respect of the capital stock of COAH or any of its Subsidiaries to terminate and have no further force or effect as of the Effective Time and (ii) to ensure that following the Effective Time no holder of any Rights or other awards or any participant in any Employee Plan, program or arrangement providing for the issuance or grant by COAH of any interest in respect of the capital stock of COAH or any of its Subsidiaries or anyone other than Parent shall hold or have any right to acquire any equity securities of COAH, the Surviving Corporation or any Subsidiary thereof.

2.9

Effect on COAH Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of any party hereto, each COAH Warrant to purchase shares of COAH Common Stock, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall cease, at the Effective Time, to represent a right to acquire shares of COAH Common Stock and shall be converted at the Effective Time, without any action on the part of such Warrant Holder, into a warrant to purchase shares of Parent Common Stock (a “Parent Warrant”) on the same terms and conditions as were applicable under such COAH Warrant prior to the Effective Time. The number of shares of Parent Common Stock subject to each such Parent Warrant shall be equal to the number of shares of COAH Common Stock subject to each such COAH Warrant multiplied by the Exchange Ratio, rounded, if necessary, up to the nearest whole share of Parent Common Stock, and such Parent Warrant shall have an exercise price per share (rounded to the nearest cent) equal to the per share exercise price specified in such COAH Warrant divided by the Exchange Ratio.

2.10

Effect on Convertible Notes. At the Effective Time, by virtue of the Merger and without any action on the part of any party hereto, the number of shares which each Convertible Note is entitled to convert into COAH Common Stock, that is outstanding and unconverted immediately prior to the Effective Time, shall be adjusted such that such Convertible Note shall represent a right to acquire the number of shares of Parent Common Stock equal to the number of shares of COAH Common Stock subject to each such Convertible Note multiplied by the Exchange Ratio, rounded, if necessary, up to the nearest whole share of Parent Common Stock, and shall have a conversion price per share (rounded to the nearest cent) equal to the per share conversion price specified in such Convertible Note divided by the Exchange Ratio.

2.11

Merger Consideration Spreadsheet. COAH shall deliver to Parent a spreadsheet setting forth the merger consideration calculation (the “Merger Consideration Spreadsheet”) at least two (2) Business Days prior to the Closing Date. The Merger Consideration Spreadsheet shall set forth (i) the names and address of each COAH Stockholder, Warrant Holder and Convertible Note Holder; (ii) the number of shares of Parent Common Stock each COAH Stockholder is entitled to receive pursuant to Section 2.8 with respect to COAH Common Stock held by such COAH Stockholder as of the Effective Time, based on the assumptions set forth therein; (iii) the Parent Warrant and the number of shares of Parent Common Stock subject to such Parent Warrant, that each Warrant Holder shall be entitled to receive pursuant to Section 2.9 with respect to COAH Warrants held by such Warrant Holders as of the Effective Time, based on the assumptions set forth therein; and (iv) the adjusted number of shares of Parent Common Stock each Convertible Note Holder shall thereafter be convertible into pursuant to Section 2.10, based on the assumptions set forth therein. To the extent necessary, at the Closing, COAH shall deliver to Parent an updated Merger Consideration Spreadsheet setting forth the final calculations of the amounts due to each COAH Stockholder, Warrant Holder and Convertible Note Holder, calculated in accordance with the provisions of this Article 2.

2.12

Vote by Major Stockholders. The Major Stockholders agree that they will vote all shares of COAH Common Stock that they own in favor of the Merger. The Major Stockholders hereby waive, and agree not to exercise, their rights under Sections 92A.300 through 92A.500 of the NGCL (the “Appraisal Statute”).

2.13

Dissenter Rights. Notwithstanding anything in this Agreement to the contrary, and subject to the Appraisal Statute, shares of COAH Common Stock outstanding immediately prior to the Effective Time and held by a Person (other than the Major Shareholders) who has not voted in favor of the Merger and who has not consented thereto in writing and who has delivered a written demand for appraisal of such shares in accordance with the Appraisal Statute (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.8, but rather the holders of Dissenting Shares shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the Appraisal Statute; provided, however, that if any such holder shall fail to perfect, or otherwise shall waive, withdraw or lose, the right to appraisal under the Appraisal Statute, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration, as provided in Section 2.8. COAH shall promptly send to Parent copies of any demands received by COAH for appraisal of any shares of COAH Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, COAH shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

2.14

Exemption From Registration. Parent and COAH intend that the shares of Parent Common Stock to be issued pursuant to Section 2.8 hereof, in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended, (“Securities Act”) by reason of section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated by the SEC thereunder.

2.15

Surrender and Exchange Procedure.

(a)

Exchange Agent. Prior to the Effective Time, Parent and COAH shall retain Colonial Stock Transfer to act as the Exchange Agent (the “Exchange Agent”) for the issuance and delivery of the Merger Consideration to the COAH Stockholders (upon surrender of certificates). Parent will enter into an Exchange Agent agreement in form and substance reasonably acceptable to COAH. Parent shall reserve such number of Parent Common Stock to satisfy the issuance of Merger Consideration, and shall cause to be provided to the Exchange Agent at the Effective Time, a duly signed Directors Resolution authorizing the issuance of the shares of the Parent Common Stock to the COAH Stockholders, as set forth in the Merger Consideration Spreadsheet.

(b)

Exchange Procedure. As promptly as practicable after the Effective Time, Exchange Agent shall send or cause to be sent to each former holder of record of shares of COAH Common Stock immediately prior to the Effective Time, transmittal materials for use in exchanging such COAH Stockholder’s COAH Certificates for the consideration set forth in Section 2.8 (which shall specify that delivery shall be effected, and risk of loss and title to the COAH Certificates theretofore representing such shares of COAH Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent, and which shall be in such form and have such other provisions as Parent and COAH may reasonably specify). Parent shall cause Parent Certificates for shares of Parent Common Stock into which shares of COAH Common Stock, are converted at the Effective Time, which a COAH Stockholder shall be entitled to receive, to be delivered to such COAH Stockholder upon delivery to the Exchange Agent of COAH Certificates representing such shares of COAH Common Stock, together with the transmittal materials, duly executed and completed in accordance with the instructions thereto. If any Parent Certificate is to be issued in a name other than that in which the COAH Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay any transfer or other Taxes required by reason of the issuance of such Parent Certificate in a name other than that of the registered Holder of the COAH Certificate surrendered, or shall establish to the satisfaction of Parent and the Exchange Agent that any such Taxes have been paid or are not applicable.

(c)

Notwithstanding the foregoing, none of the Exchange Agent, Parent, or any of their respective officers and directors shall be liable to any former COAH Stockholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(d)

If any COAH Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such COAH Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such COAH Certificate, Parent or the Exchange Agent shall, in exchange for the shares of COAH Common Stock represented by such lost, stolen or destroyed COAH Certificate, issue or cause to be issued a Parent Certificate and pay or cause to be paid the amounts, if any, deliverable in respect to the shares of COAH Common Stock formerly represented by such COAH Certificate pursuant to this Agreement.

(e)

The Exchange Agent will cease issuing Parent Certificates representing shares of Parent Common Stock, pursuant to Section 2.15(b), on the 120th day after the Effective Time. Any COAH Stockholders who have not theretofore complied with this Section 2.15 within said 120 period, shall thereafter be entitled to look only to Parent, for issuance of the consideration deliverable in respect of each share of COAH Common Stock, and such COAH Stockholder shall be solely responsible for any and all cost incurred by Parent and Parent’s transfer agent, including without limitation attorneys fees, taxes and any regulatory filings, associated with the issuance of Parent Common Stock, after said 120 day period.

2.16

Rights of Holders. At the Effective Time the stock transfer books of COAH shall be closed and no transfer by any COAH Stockholder shall thereafter be made or recognized. At the Effective Time, COAH Certificates presented to COAH for transfer shall be returned and such Person presenting such COAH Certificate for transfer and such COAH Stockholder shall be directed to the Exchange Agent. Until surrendered for exchange in accordance with the provisions of Section 2.15, each COAH Certificate shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 2.8, in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent permitted by Law, COAH Stockholders shall be entitled to vote after the Effective Time at any meeting of Parent stockholders the number of whole shares of Parent Common Stock into which their respective shares of COAH Common Stock, are converted, regardless of whether such COAH Stockholders have exchanged their certificates representing COAH Common Stock, for Parent Certificates representing Parent Common Stock in accordance with the provisions of this Agreement, but beginning 30 days after the Effective Time no such COAH Stockholder shall be entitled to vote on any matter until such COAH Stockholder surrenders such COAH Certificate for exchange as provided in Section 2.15. Whenever a dividend or other distribution, if any, is declared by Parent on Parent Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Parent Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Parent Common Stock as of any time subsequent to the Effective Time shall be delivered to the COAH Stockholder of a COAH Certificate until such COAH Stockholder surrenders such COAH Certificate for exchange as provided in Section 2.15. However, upon surrender of the COAH Certificate, both the Parent Certificate, together with all such undelivered dividends or other distributions, if any, (without interest) shall be delivered and paid with respect to each share represented by such Parent Certificate.

2.17

Procedure with regard to COAH Warrants. As promptly as practicable after the Effective Time, Parent shall send or cause to be sent to each former holder of record of a COAH Warrant immediately prior to the Effective Time, transmittal materials for use in exchanging such COAH Warrant for a Parent Warrant as set forth in Section 2.9 (which shall specify that delivery shall be effected, and risk of loss and title to the COAH Warrant shall pass, only upon proper delivery of such COAH Warrant to the designated contact of Parent, and which shall be in such form and have such other provisions as Parent a may reasonably specify). Parent shall cause Parent Warrants into which the COAH Warrants, are converted at the Effective Time, which a COAH Warrant holder shall be entitled to receive, to be delivered to such COAH Warrant holder, upon delivery to the designated contact of Parent, of COAH Warrants representing such shares of COAH Common Stock, together with the transmittal materials, duly executed and completed in accordance with the instructions thereto.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF COAH AND THE MAJOR STOCKHOLDERS

COAH and the Major Stockholders, jointly and severally, represent and warrant to the Parent, as follows:

3.1

Existence and Good Standing. COAH (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, (b) has all requisite power and authority to own its property and to carry on its business as now conducted, (c) is duly qualified to do business and is in good standing in each jurisdiction in which the character or location of the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on COAH. Schedule 3.1 sets forth a list of each jurisdiction where COAH is qualified or authorized to do business as a foreign corporation.

3.2

Board Action. COAH’s Board of Directors, at a meeting duly called and held, at which all of the directors were present, or by written consent, duly and unanimously: (i) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger; (ii) resolved to recommend that this Agreement and the transactions contemplated hereby, including the Merger, be submitted for consideration by COAH’s stockholders at a meeting of COAH’s stockholders to consider and vote upon this Agreement; (iii) resolved to recommend that the stockholders of COAH approve this Agreement and the transactions contemplated hereby, including the Merger; and (iv) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the stockholders of COAH.

3.3

Authority and Enforceability. COAH and the Major Stockholders have the legal capacity and all necessary power and authority and have taken all action necessary to authorize, execute and deliver this Agreement and the Transaction Documents, to consummate the transactions contemplated hereby and thereby, and to perform his, her or its obligations under this Agreement and the Transaction Documents. Subject to the approval of a majority of the outstanding shares of COAH, no other action on the part of COAH or the Major Stockholders is required to authorize the execution and delivery of this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby. This Agreement and the Transaction Documents, when delivered in accordance with the terms hereof, assuming the due execution and delivery of this Agreement and each such other document by the other parties hereto and thereto, shall have been duly executed and delivered by COAH and the Major Stockholders and shall be valid and binding obligations of COAH and the Major Stockholders, enforceable against him, her or it in accordance with their respective terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

3.4

Consents and Approvals; No Violations.

(a)

The execution and delivery by COAH and the Major Stockholders of this Agreement and the Transaction Documents will not, and the consummation of the transactions contemplated hereby and thereby will not, result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien on any of the properties or assets of COAH under: (i) any provision of the organizational documents of COAH; (ii) any Law or Order applicable to COAH or the Major Stockholders by which any of his, her or its respective properties or assets may be bound; or (iii) any of the terms, conditions or provisions of any Contract.

(b)

Except as set forth in Schedule 3.4(b), no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other Person is necessary or required (i) under any of the terms, conditions or provisions of any Law or Order applicable to COAH or the Major Stockholders or by which COAH or the Major Stockholders or any of their respective assets or properties may be bound, (ii) under any of the terms, conditions or provisions of any Contract, for the execution and delivery of this Agreement and the Transaction Documents by COAH or the Major Stockholders or the performance by COAH or the Major Stockholders of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby

3.5

Capitalization.

(a)

The authorized capitalization of COAH consists of (i) 140,000,000 shares of common stock, $0.001 par value per share and 10,000,000 of preferred stock, $0.001 par value per share. As of the date of this Agreement, 65,430,883 shares of COAH Common Stock are issued and outstanding. There are no shares of COAH Common Stock held by COAH or its Subsidiaries in treasury and no shares of COAH’s preferred stock are issued and outstanding. All of the issued and outstanding shares of COAH Common Stock have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any preemptive rights.

(b)

As of the date of this Agreement, there are COAH Warrants entitling the Warrant Holders to acquire 2,216,454 shares of COAH Common Stock at exercise prices between $0.60 per share and $0.75 per shares, and Convertible Notes entitling the Convertible Note Holders to acquire on conversion 85,000 shares of COAH Common Stock at an exercise price of $1.00 per share. Other than COAH Warrants and the Convertible Notes, there are no other outstanding or authorized Rights pursuant to which COAH is or may become obligated to issue, deliver or sell or cause to be issued, delivered or sold any equity or voting interest in COAH.

(c)

Except for the Convertible Notes, COAH does not have any authorized or outstanding bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with COAH’s shareholders on any matter. There are no Contracts to which COAH is a party or by which it is bound to (a) repurchase, redeem or otherwise acquire any equity or voting interest in COAH or any other Person, or (b) vote or dispose of any equity or voting interest in COAH. There are no irrevocable proxies and no voting agreements with respect to any equity or voting interest in COAH.

3.6

Subsidiaries and Investments. Each Subsidiary of COAH is identified on Schedule 3.6, including as to each Subsidiary (i) the name, (ii) the jurisdiction of formation, (iii) each jurisdiction in which it is qualified or authorized to do business as a foreign entity, (iv) the number of shares of each class of equity securities that is authorized and issued and (v) the names of each director, officer and manager. All the outstanding equity interests of each Subsidiary are owned by COAH free and clear of all Liens and there are no other equity securities of any Subsidiary authorized, issued, outstanding or reserved for issuance. All of the capital stock or other equity interests of each Subsidiary has been duly authorized and is validly issued, fully paid and non-assessable and free and clear from any Liens and preemptive or other similar rights. There are no proxies or voting agreements with respect to any shares of capital stock or other equity interests of any Subsidiary. There are no outstanding or authorized Rights pursuant to which COAH or any Subsidiary is or may become obligated to issue, deliver or sell or cause to be issued, delivered or sold any equity or voting interest in any Subsidiary. Except for the ownership of the Subsidiaries of COAH, neither COAH nor any Subsidiary of COAH, directly or indirectly, owns, or has agreed to purchase or otherwise acquire, the capital stock or other equity interests of, or any interest convertible into or exchangeable or exercisable for such capital stock or such equity interests of, any corporation, partnership, joint venture or other entity.

3.7

Financial Statements

(a)

COAH has provided the Parent with (i) the audited balance sheets of COAH as of December 31, 2009 and 2008, and the related statements of income, shareholders’ equity, retained earnings and cash flows for the two years ended December 31, 2009 and 2008, and, shall, prior to and as a condition to closing, furnish the Parent with (the unaudited balance sheet of COAH as of December 31, 2010. The unaudited balance sheet of COAH at December 31, 2010, is hereinafter referred to as the “Balance Sheet” and December 31, 2010 is hereinafter referred to as the “Balance Sheet Date.” The financial statements referred to above, including the footnotes thereto (collectively, the “Financial Statements”), have been prepared in accordance with GAAP, except, with respect to the Balance Sheet and the related unaudited statements of operation, shareholders’ equity, retained earnings and cash flows for the 12 months ended December 31, 2010, for the absence of notes and normal year-end audit adjustments.

(b)

The Financial Statements are true and correct and fairly present, in all material respects, (i) the financial condition of COAH at the dates thereof and (ii) the results of COAH’s operations and cash flows and the changes in its financial condition for the periods presented.

3.8

Liabilities. Except as set forth on the Financial Statements and on Schedule 3.8, COAH has no claims, obligations, liabilities or Indebtedness, whether absolute, accrued, contingent or otherwise, except for (i) claims, obligations, liabilities or Indebtedness set forth in the Financial Statements, or specifically disclosed in the footnotes thereto (ii) the Accrued Liabilities, (iii) the Accounts Payable, (iv) future obligations under the Contracts, (v) liabilities and obligations incurred between the Balance Sheet Date and the Closing Date in the ordinary course of business of COAH (none of which results from, arises out of or relates to any breach of contract, breach of contractual warranty, tort, infringement or violation of law) and (vi) liabilities.

3.9

Tangible Personal Property.

(a)

Schedule 3.9(a) sets forth (i) a list of each item of Tangible Personal Property owned by COAH as of the date hereof having a value in excess of $1,000, and (ii) a list of each item of Tangible Personal Property leased by COAH as of the date hereof having an annual rental in excess of $5,000. Except as set forth in Schedule 3.9(a), there is no Tangible Personal Property used in the operation of the Business other than the Tangible Personal Property reflected in the Financial Statements or thereafter acquired, except for Tangible Personal Property disposed of or consumed in the ordinary course of business, consistent with past practice, since the Balance Sheet Date. Except as set forth in Schedule 3.9(a), all of the Tangible Personal Property is located at the Current Real Property and there is no Tangible Personal Property used in the operation of the Business and located at the Current Real Property which is not owned or leased by COAH. Except as set forth in Schedule 3.9(a), the Tangible Personal Property, taken as a whole, is in reasonable working order and adequate for its intended use, ordinary wear and tear and normal repairs and replacements excepted.

(b)

Except as set forth in Schedule 3.9(b), COAH has good title to or, in the case of leased assets, a valid leasehold interest in, free and clear of all Liens, all of the Tangible Personal Property. COAH owns or has the exclusive right to use all of the Tangible Personal Property and assets necessary for the conduct of its business as currently conducted.

3.10

Books and Records. The Books and Records contain accurate records of all meetings of, and material action taken by (including action taken by written consent) the shareholders and directors in all material respects. All of the records, systems, controls, data or information of COAH, recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including all means of access thereto and therefrom) are under the exclusive ownership and direct control of COAH.

3.11

Owned Real Property. COAH does not presently own, and has never owned, any real property.

3.12

Leased Real Property. The leases referred to on Schedule 3.12 (the “Leases”) are the only leases, subleases or other agreements relating to the use or occupancy of real property to which COAH is a party or is bound. COAH has valid leasehold interests in the real property described in the Leases, free and clear of any and all Liens. With respect to each Lease, such Lease (a) is in full force and effect; (b) all rents and additional rents due to date on the Lease have been paid; (c) COAH has been in peaceable possession since the commencement of the original term of the Leases and is not in material default thereunder; (d) no waiver, indulgence or postponement of COAH’s material obligations thereunder has been granted by the lessor, and (e) there exists no material default or event, occurrence, condition or act (including the Merger) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would give rise to a right of termination or any material liability on the part of COAH under such Leases. To the best of its knowledge, COAH has not violated and is not currently in violation of any of the terms or conditions under any Leases in any material respect, and, to the knowledge of COAH, all of the material covenants to be performed by COAH under the Leases have been fully performed.

3.13

Contracts. Schedule 3.13(a) sets forth a true and complete list of all Contracts. Each Contract is in full force and effect and there exists, to the knowledge of COAH, no (i) default or event of default by COAH or any other party to any such Contract with respect to any material term or provision of any such Contract or (ii) event, occurrence, condition or act (including the Merger) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default by COAH party thereto or any other party thereto, with respect to any material term or provision of any such Contract.

3.14

Litigation. Except as set forth in Schedule 3.14, as of the date of this Agreement there is no Proceeding by (or, to the knowledge of COAH, any investigation by) any Governmental or Regulatory Authority or any other Person, or, to the knowledge of COAH, threatened, against or affecting COAH, or any of its assets or rights, that, if decided adversely to COAH, would have a Material Adverse Effect on COAH. As of the date hereof, COAH is not subject to any Order material to the Business.

3.15

Taxes. Except as set forth on Schedule 3.15:

(a)

COAH has duly and timely filed each Tax Return required to be filed by it (taking into account extensions), and all such Tax Returns are true, correct and complete in all material respects;

(b)

COAH has timely paid all Taxes required to be paid by it with the exception of appropriate amounts of estimated tax deposits for which amounts, if any, have been treated as accrued liabilities (whether or not shown due on any Tax Return);

(c)

COAH has complied with all Laws relating to the payment and withholding of Taxes and has, within the time and manner prescribed by Law, withheld and paid over to the proper tax authorities all amounts required to be withheld and paid over by it;

(d)

no pending or, to COAH’s knowledge, threatened audit, Proceeding, examination or litigation or similar claim has been commenced or is presently pending with respect to any Taxes or Tax Return of COAH;

(e)

no written claim has been made by any tax authority in a jurisdiction where COAH does not file a Tax Return that COAH is or may be subject to taxation in that jurisdiction;

(f)

no outstanding written agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against COAH are, and no power of attorney granted by COAH with respect to any Taxes is, currently in force;

(g)

COAH is not a party to any agreement providing for the allocation or sharing of any Taxes imposed on or with respect to any Person, and COAH (A) has not been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated U.S. federal income Tax Return or (B) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor;

(h)

there are no Liens for Taxes upon the assets or properties of COAH or any of its Subsidiaries, except for Liens which arise by operation of law with respect to current Taxes not yet due and payable;

(i)

COAH shall delivered or make available to the Parent (A) complete and accurate copies of all Tax Returns of COAH for the prior four (4) tax years; (B) all audit reports, letter rulings, technical advice memoranda and similar documents issued by any tax authority relating to the United States Federal, state, local or foreign Taxes due from or with respect to COAH and (C) any closing agreements entered into by COAH with any tax authority in each case existing on the date hereof;

(j)

COAH is not presently and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(k)

COAH has not been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by COAH, and the IRS has not initiated or proposed any such adjustment or change in accounting method;

(l)

COAH has not been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355 of the Code within the past two years; and

(m)

COAH is not a party to any agreement that would require it to make any payment that would constitute an “excess parachute payment” for purposes of Sections 280G and 4999 of the Code.

3.16

Insurance. Set forth in Schedule 3.16 is a list and description of each insurance policy that covers COAH (including self-insurance), specifying as to each policy (a) the carrier, (b) policy number, (c) expiration date, (d) amount of annual premiums, (e) type of coverage provided, and (f) whether such policy is claims or occurrence based. Such policies are in full force and effect, all premiums thereon have been paid, and COAH is otherwise in compliance in all material respects with the terms and provisions of such policies. COAH is not in material default under any of the insurance policies set forth in Schedule 3.16 (or required to be set forth in Schedule 3.16) and, to COAH’s knowledge, there exists no event, occurrence, condition or act (including the Merger) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default thereunder. COAH has not received any notice of cancellation or non-renewal of any such policy or arrangement nor has the termination of any such policies or arrangements been threatened, and there exists no event, occurrence, condition or act which, with the giving of notice or the lapse of time, would entitle any insurer to terminate or cancel any such policies. Schedule 3.16 also sets forth a list of all pending claims and the claims history for COAH from December 1, 2008 to date (including with respect to insurance obtained during such period but not currently maintained).

3.17

Intellectual Property.

(a)

COAH owns, or has the right to use, all Intellectual Property necessary for the conduct of the Business as currently conducted. No claim has been asserted in writing or is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor, to the knowledge of COAH, does any valid basis for any such claim exist. To COAH’s knowledge, COAH’s operations and business do not infringe or misappropriate the Intellectual Property rights of any Person. COAH has taken reasonable steps to maintain and protect as confidential and proprietary all of its trade secrets and other non-public proprietary information.

(b)

Except as set forth on Schedule 3.17(b), (i) to COAH’s knowledge, COAH has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties, and in the last four (4) years, COAH has not received any charge, complaint, claim, demand or notice in writing alleging any such interference, infringement, misappropriation or violation (including any claim that COAH must license or refrain from using any intangible property rights of any third party) which has not been resolved, and (ii) to COAH’s knowledge, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any of the Intellectual Property.

(c)

Schedule 3.17(c) identifies (i) each patent or registration which has been issued to COAH with respect to any of the Intellectual Property, (ii) each pending patent application or application for registration which COAH has made with respect to any of the Intellectual Property, and (iii) each license, sublicense or other agreement which COAH has granted to any third party with respect to any of the Intellectual Property. Schedule 3.17(c) also identifies each copyright, trademark, trade name or unregistered mark used by COAH in connection with the Business.

(d)

Except as set forth on Schedule 3.17(d), with respect to each item of Intellectual Property required to be identified in Schedule 3.17(c): (i) COAH possesses all right, title and interest in and to the item, free and clear of any Liens or licenses, (ii) the item is not subject to any outstanding Order, (iii) no Proceeding is pending or, to the knowledge of COAH, threatened which challenges the legality, validity, enforceability, use or ownership of the item, and (iv) other than routine indemnities given to distributors, sales representatives, dealers and customers, COAH does not have any current obligations to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(e)

Schedule 3.17(e) identifies each item of Intellectual Property that any third party owns and that COAH uses pursuant to a license, sublicense or agreement (other than off-the-shelf or “shrink-wrap” licenses). COAH has delivered to the Parent correct and complete copies of all such licenses, sublicenses and other agreements (as amended to date). Except as set forth in Schedule 3.17(e), with respect to each item of Intellectual Property required to be identified in Schedule 3.17(e): (i) each license, sublicense or other agreement covering the item is enforceable and, following the Closing, will continue to be enforceable on substantially similar terms and conditions, (ii) neither COAH nor, to the knowledge of COAH, any other party to a license, sublicense or other agreement is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit early termination, modification or acceleration thereunder, (iii) neither COAH nor, to the knowledge of COAH, any other party to a license, sublicense or other agreement has repudiated any provision thereof, (iv) to COAH’s knowledge, the underlying item of Intellectual Property is not subject to any outstanding Order, (v) no Proceeding is pending or, to the knowledge of COAH, threatened which challenges the legality, validity, enforceability or use of the underlying item of Intellectual Property, and (vi) COAH has not granted any sublicense or similar right with respect to any license, sublicense or other agreement.

3.18

Compliance with Laws. Except as set forth on Schedule 3.18, COAH (and its assets and properties) has complied and is in compliance with all applicable Laws, Orders and Permits, except for such non-compliance which, individually or in the aggregate, would not have a Material Adverse Effect on COAH. COAH has not received any written notice from a Governmental or Regulatory Authority to the effect that, or otherwise been advised in writing by a Governmental or Regulatory Authority that, COAH or any of its assets and properties are not in material compliance with any applicable Law, Order or Permit and, to the knowledge of COAH, there are no presently existing facts, circumstances or events which, with notice or lapse of time, would result in material violations of any applicable Law, Order or Permit.

3.19

Accounts Receivable; Accounts Payable.

(a)

Except as set forth on Schedule 3.19(a), the Accounts Receivable have arisen from bona fide transactions in the ordinary course of business and, subject to any reserves reflected in the Financial Statements, will be good and collectible in full in the ordinary course of business and in any event not later than 180 days after the Closing Date, and none of such accounts receivable is, or at the Closing Date will be, subject to any valid counterclaim or right of set-off.

(b)

Except as set forth on Schedule 3.19(b), the Accounts Payable have arisen in bona fide arm’s length transactions in the ordinary course of business. There are no unpaid invoices or bills representing amounts alleged to be owed by COAH, or other alleged obligations of COAH, which COAH has disputed or determined to dispute or refuse to pay.

3.20

Inventory. Except as set forth in Schedule 3.20, (i) the Inventory is in the physical possession of COAH and (ii) none of the Inventory has been pledged as collateral or otherwise is subject to any Lien (other than any Lien imposed as a matter of law) or is held on consignment from others. The Inventory was acquired or produced by COAH in the ordinary course of business, consistent with past practice. Subject to any reserves reflected in the Financial Statements, the Inventory is good and merchantable and is of a quality and quantity presently useable and salable by COAH in the ordinary course of business in all material respects.

3.21

Suppliers and Customers. Schedule 3.21 sets forth the top ten (10) customers and suppliers of COAH, based on sales volume, for the period beginning on January 1, 2009 and ending on the date hereof. The relationship of COAH with each such supplier and customer are good commercial working relationships, and except as set forth in Schedule 3.21, to the knowledge of COAH, no such supplier or customer has canceled or otherwise terminated, or threatened in writing to cancel or otherwise terminate, its relationship with COAH. Except as set forth in Schedule 3.21, no customer of COAH has any re-stocking rights or similar right to return any non-defective products to COAH for reimbursement or credit.

3.22

Personnel.

(a)

Schedule 3.22(a) identifies for each current employee (an “Employee”) and consultant (a “Consultant”) of COAH, his, her or its name, position or job title, base salary or wages, bonus or other compensation earned in the year ended December 31, 2010 and the current compensation arrangement with such Employees or Consultants.

(b)

(i) COAH does not have any obligations under any written or oral labor agreement, collective bargaining agreement or other agreement with any labor organization or employee group, (ii) COAH is not currently engaged in any unfair labor practice and there is no unfair labor practice charge or other employee-related or employment-related complaint against either COAH pending or, to the knowledge of COAH, threatened before any Governmental or Regulatory Authority, (iii) there is currently no labor strike, labor disturbance, slowdown, work stoppage or other material labor dispute or arbitration pending or, to the knowledge of COAH, threatened against COAH and no material grievance currently being asserted, (iv) COAH has not experienced a labor strike, labor disturbance, slowdown, work stoppage or other material labor dispute at any time during the three (3) years immediately preceding the date of this Agreement and (v) to the knowledge of COAH, there are no claims against COAH by any Person for unpaid wages, wrongful termination, accidental injury or death, sexual harassment or discrimination or violation of any Law and, to the knowledge of COAH, no valid basis for any such claim exists.

(c)

COAH has classified each individual who currently performs services for or on behalf of such COAH as a contractor or employee in accordance with all applicable Laws.

3.23

Employee Benefit Plans.

(a)

Schedule 3.23(a) sets forth a list of all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and all other employment, compensation, consulting, bonus, stock option, restricted stock grant, stock purchase, other cash or stock-based incentive, profit sharing, savings, retirement, disability, insurance, severance, retention, change in control, deferred compensation and other compensatory plans, policies, programs, agreements or arrangements sponsored, maintained, contributed to or required to be contributed to, or entered into or made by COAH with or for the benefit of, or relating to, any current or former Employee, director or other independent contractor of, or consultant to, COAH and with respect to which COAH has or may have any direct or indirect liability (together, the “Employee Plans”).

(b)

COAH has provided the Parent true and complete copies of (i) all Employee Plans, together with all amendments thereto, (ii) the latest Internal Revenue Service determination letters obtained with respect to any Employee Plan intended to be qualified under Section 401(a) or 501(a) of the Code, (iii) the two most recent annual actuarial valuation reports, if any, (iv) the two most recently filed Forms 5500 together with all related schedules, if any, (v) the “summary plan description” (as defined in ERISA), if any, and all modifications thereto communicated to Employees, (vi) any trust or other funding governing documents for vehicles maintained as part of any Employee Plan, and (vii) the two most recent annual and periodic accountings of related plan assets.

(c)

Neither COAH nor any of its directors, officers, Employees or agents has, with respect to any Employee Plan, engaged in or been a party to any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could result in the imposition of either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable directly or indirectly (through an indemnification obligation or otherwise) to COAH or any Employee Plan.

(d)

All Employee Plans have been administered in accordance with their terms and in compliance in all material respects with Law. No compensation paid or required to be paid under any Employee Plan is or will be subject to additional tax under Section 409A(1)(B) of the Code.

(e)

There are no pending or, to the knowledge of COAH, threatened claims, arbitrations, regulatory or other Proceedings (other than routine claims for benefits), relating to any of the Employee Plans, or the assets of any trust for any Employee Plan.

(f)

Each Employee Plan intended to qualify under Section 401(a) of the Code, and the trusts created thereunder intended to be exempt from tax under the provisions of Section 501(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service which is currently in effect. To the knowledge of COAH, nothing has occurred since the date of the determination letter that would adversely affect the qualification or tax exempt status of such Employee Plan and its related trust.

(g)

All contributions or payments required to be made before the Effective Time under the terms of any Employee Plan will have been made by the Effective Time. Contributions that are not yet due on or before the Effective Time have not been accrued on the Financial Statements.

(h)

COAH does not contribute, nor within the six-year period ending on the date hereof has it contributed or been obligated to contribute, to any plan, program or agreement which is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

(i)

No Employee Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for current or former Employees, directors, consultants or other personnel of COAH for periods extending beyond their retirement or other termination of service (other than group health plan continuation coverage mandated by Law), except that the Employee Plans provide for coverage through the end of the month in which an employee’s employment with such COAH terminates.

(j)

No condition exists that would prevent COAH from amending or terminating any Employee Plan providing health or medical benefits in respect of any active Employee.

3.24

Environmental Matters. Except as set forth in Schedule 3.24, (i) COAH is now, and at all times prior to the Closing Date has been, in compliance with all applicable Environmental Laws, and has obtained, and is in compliance with, all Permits required of it under applicable Environmental Laws except where the failure to be in compliance or failure to obtain would not have a Material Adverse Effect on COAH; (ii) there are no claims, Proceedings, or to COAH’s knowledge, investigations or actions by any Governmental or Regulatory Authority pending, or to the knowledge of COAH, threatened, against COAH under any Environmental Law; and (iii) to COAH’s knowledge, there are no facts, circumstances or conditions relating to the past or present business or operations of COAH (including the disposal of any wastes, hazardous substances or other materials), or to any real property or improvements now or formerly owned, leased, used, operated or occupied by COAH, that could reasonably be expected to give rise to any material liability, under any Environmental Law.

3.25

Affiliate Transactions. Except as set forth in Schedule 3.25, (i) there are no Contracts, liabilities or obligations between COAH, on the one hand, and any Affiliate of COAH on the other hand and (ii) neither COAH, nor any Affiliate of COAH nor, to COAH’s knowledge, any Major Stockholder of COAH possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person which is a client, supplier, customer, lessor, lessee, or competitor or potential competitor of COAH. Ownership of securities of a company whose securities are registered under the Securities and Exchange Act of 1934, as amended, of 1% or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 3.25.

3.26

Bank Accounts; Powers of Attorney. Set forth in Schedule 3.26 is an accurate and complete list showing (i) the name and address of each bank in which COAH has an account or safe deposit box, the number of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto and (ii) the names of all Persons, if any, holding powers of attorney from COAH and a summary statement of the terms thereof.

3.27

Permits. Schedule 3.27 contains a complete and accurate list of all Permits obtained or possessed by COAH material to the operation of the Business as currently conducted, the date each Permit was last granted to COAH and the current term of each Permit. COAH has obtained and possesses all Permits and has made all registrations or filings with or notices to any Governmental or Regulatory Authority material to the Business as presently conducted, or necessary for the lawful ownership of its assets and properties or the operation of its business as presently conducted. All such Permits are in full force and effect. COAH is in compliance with all such Permits except for such non-compliances that would not, individually or in the aggregate, have a Material Adverse Effect on COAH. Except as set forth in Schedule 3.27, each such Permit can be renewed or transferred in the ordinary course of business. Any applications for the renewal of any such Permit which are due prior to the Closing Date will be timely made or filed by COAH prior to the Closing Date. No Proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit is pending or, to the knowledge of COAH, threatened, and COAH does not know of any valid basis for such Proceeding, including the transactions contemplated hereby. No administrative or governmental action or Proceeding has been taken or, to the knowledge of COAH, threatened, in connection with the expiration, continuance or renewal of any such Permit and, to the knowledge of COAH, no valid basis for any such Proceeding exists.

3.28

Absence of Changes. Except as set forth in Schedule 3.28, since the Balance Sheet Date, there has not been a Material Adverse Change with respect to COAH, and COAH has not:

(a)

entered into, materially amended or become subject to any Contract or any contract or agreement outside the ordinary course of business;

(b)

permitted any of its properties or assets to be subject to any Lien (other than Permitted Liens);

(c)

sold, transferred, leased, licensed or otherwise disposed of any assets or properties except for (i) sales of Inventory in the ordinary course of business consistent with past practice and (ii) leases or licenses entered into in the ordinary course of business consistent with past practice;

(d)

acquired any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or entered into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

(e)

made any capital expenditure or commitment therefor in excess of $5,000 individually or $20,000 in the aggregate or otherwise acquired any assets or properties (other than Inventory in the ordinary course of business consistent with past practice) or entered into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

(f)

entered into, materially amended or become subject to any joint venture, partnership, strategic alliance, members’ agreement, co-marketing, co-promotion, co-packaging, joint development or similar arrangement;

(g)

written-off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business consistent with past practice charged to applicable reserves;

(h)

canceled or waived any claims or rights of substantial value;

(i)

made any change in any method of accounting or auditing practice;

(j)

paid, discharged, settled or satisfied any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payments, discharges or satisfactions in the ordinary course of business, consistent with past practice, or liabilities reflected in the Financial Statements;

(k)

conducted its cash management customs and practices (including the collection of receivables and payment of payables) other than in the ordinary course of business consistent with past practice; or

(l)

entered into any contract or letter of intent with respect to (whether or not binding), or otherwise committed or agreed, whether or not in writing, to do any of the foregoing.

3.29

Brokers’ or Finders’ Fees. No Person acting on behalf of COAH, the Major Stockholders or their respective officers, directors or Affiliates is, or will be, entitled to any commission or brokers’ or finders’ fees from COAH, the Surviving Corporation, Merger Sub or the Parent, or from any of their respective Affiliates, in connection with any of the transactions contemplated by this Agreement.

3.30

Full Disclosure. To the best of COAH and the major Stockholders’ knowledge, this Agreement (including the Schedules) does not (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB

The Parent represents and warrants to COAH and the Major Stockholders as follows:

4.1

Existence and Good Standing. Each of the Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, (ii) has all requisite corporate power and authority to own its property and to carry on its business as now conducted, (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character or location of the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect.

4.2

Authority and Enforceability. Each of the Parent and Merger Sub has all necessary power and authority and has taken all action necessary to authorize, execute and deliver this Agreement and the Transaction Documents, to consummate the transactions contemplated hereby and thereby, and to perform its obligations under this Agreement and the Transaction Documents. No other action on the part of the Parent or Merger Sub is required to authorize the execution and delivery of this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby. This Agreement and the Transaction Documents, when delivered in accordance with the terms hereof, assuming the due execution and delivery of this Agreement and each such other document by the other parties hereto and thereto, shall have been duly executed and delivered by the Parent and Merger Sub, shall be valid and binding obligations of the Parent and Merger Sub, enforceable against them in accordance with their respective terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

4.3

Consents and Approvals; No Violations.

(a)

The execution and delivery of this Agreement by the Parent and Merger Sub do not, the execution and delivery by the Parent and Merger Sub of the other instruments and agreements to be executed and delivered by them as contemplated hereby will not, and the consummation by the Parent and Merger Sub of the transactions contemplated hereby and thereby will not, result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien upon any of the properties or assets of the Parent or Merger Sub under: (i) any provision of their respective formation and organizational documents; (ii) any Law or Order applicable to them or by which any of their respective properties or assets may be bound; (iii) any Contract to which the Parent or Merger Sub is a party, or by which any of their respective properties or assets is bound.

(b)

No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other Person is necessary or required under any of the terms, conditions or provisions of any Law or Order, any Contract to which the Parent or Merger Sub is a party or by which any of their respective properties or assets is bound, for the execution and delivery of this Agreement and the Transaction Documents by the Parent and Merger Sub, the performance by the Parent and Merger Sub of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby and thereby.

4.4

Brokers’ or Finders’ Fees. No Person acting on behalf of the Parent or Merger Sub is, or will be, entitled to any commission or brokers’ or finders’ fees from COAH or the Major Stockholders or from their respective Affiliates, in connection with any of the transactions contemplated by this Agreement.

ARTICLE 5
OTHER AGREEMENT

Satisfaction or performance of each of the additional agreements in this Article 5., is an express condition precedent to Closing.

5.1

Reorganization of the Board of Directors. At the Effective Time, the directors of the Parent shall by written consent appoint the following three (3) persons as Directors of the Parent and Surviving Corporation, respectively, at the Closing, to serve until the next annual meeting of the Stockholders or until their successors have been appointed, and the current members of the Board of Directors of Parent shall concurrently therewith resign:

Parent

Michael J. Sinnwell Jr.

Michael Lerma; and

Robert O’Connor.

Surviving Corporation

Michael J. Sinnwell Jr.

Michael Lerma; and

Robert O’Connor.

5.2

Appointment of Officers. At the Effective Time, the directors of the Parent shall by written consent appoint the following persons, who shall be executive officers of Parent and Surviving Corporation, respectively, at the Closing, and the current officers of shall concurrently therewith resign:

Parent

Michael J. Sinnwell Jr. ……………….. President

Michael Lerma …….…………………. Treasurer

Michael J. Sinnwell Jr...……………..... Secretary

Surviving Corporation

Michael J. Sinnwell Jr. ……………….. President

Michael Lerma …….…………………. Treasurer

Michael J. Sinnwell Jr...……………..... Secretary

5.3

Minimum Investment and Purchase of Shares of Parent Common Stock. At or prior to the Closing COAH shall have cause Parent to have received an aggregate of at least $200,000 for the purchase of 2,000,000 shares of restricted shares of Parent Common Stock in transactions exempt from registration under the Securities Act and applicable provisions of state law. Said proceeds shall be used solely for the payment against the balance of the promissory note payable by the Parent to the George G. Chachas Trust.

5.4

No Further Recapitalization or Reorganization. As an inducement to Parent to enter into this Agreement, COAH and the Major Stockholders agree that for a period eighteen (18) months from the Closing, they shall not institute, authorize or undertake (a) any recapitalization or reorganization in the form of a reverse split, merger, sale of part of all of the assets of the Parent, Surviving Corporation or Parent, or otherwise which would result in the reduction or decrease of the number of shares of Parent Common Stock held by the pre-closing stockholders of Parent, or (b) any recapitalization or reorganization, merger, sale of part of all of the assets of the Parent (including any subsidiary of subsidiary assets, of other similar type transaction which would result in the issue of new securities of the Parent Stockholders, and a change of the applicable holding periods of the pre-closing stockholders of Parent, without the prior approval of a majority of the Parent Common Stock held by the pre-closing stockholders of Parent. Any such action, recapitalization or reorganization, taken without the prior approval of a majority of the Parent Common Stock held by the pre-closing stockholders of Parent, shall be null and void ab initio.

5.5

Lock-up Agreements. Prior to the Closing COAH Stockholders, Glenn Geller, Gregg Geller, Gaden Griffin, Tom Kelley, Marla Beans and Tom Smith shall have entered into Lock-Up Agreements which provide that during the first 12 months following the Effective Time, such COAH Stockholders shall not sell, or be entitled to sell any shares of the Parent Common Stock. During the period commencing at the end of the 12 months following the Effective Time and through the date which is 24 months after the Effective Time, the aforementioned COAH Stockholders shall not sell, or be entitled to sell, more than an aggregate of 50,000 their respective shares of Parent Common Stock, per quarter in either private transactions or open market trading should a public trading market develop for the sale of Parent Common Stock. The Lock-Up Period shall end and terminate on the second anniversary date of the Effective Time.

5.6

Additional Financial Statements. Within the applicable time following the Closing COAH shall prepare and file such required financial statements of the Business Acquired pursuant to Rule 8-04 of Regulation S-X.

ARTICLE 6
COVENANTS

6.1

Public Announcements. Neither the Parent, Merger Sub, COAH nor the Major Stockholders will, nor will any of their respective Affiliates, without the approval of the other parties, issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement, except as may be required by applicable law or regulation or by obligations pursuant to any listing agreement with any national securities exchange. Notwithstanding the foregoing, following the Closing, the Parent and COAH will be permitted to issue a press release with respect to the Merger consistent with their normal practice.

6.2

Investigation by the Parent. During the period beginning on the date of this Agreement and ending on the Closing Date, the Parent and each of its Representatives will continue to conduct a review of COAH and the Business. In connection with such review, COAH shall grant to the Parent and each of its Representatives full access to the Books and Records, property, assets and personnel of COAH upon reasonable prior notice and during normal business hours. In connection with such review, COAH agrees, and shall cause its management personnel, upon reasonable prior notice, to (i) cooperate with the Parent and each of its Representatives, (ii) provide all information, and all documents and other data relating to such information, reasonably requested by the Parent or any of its Representatives and (iii) permit the Parent and each of its Representatives to inspect any assets of COAH or the Business.

6.3

Preparation of Information Statement; Stockholders’ Meeting.

(a)

COAH shall, as reasonably practicable following the date of this Agreement, but no later than two (2) days after the date of this Agreement, prepare an information statement for the COAH Stockholders to review which describes the transactions contemplated by this Agreement (the “Information Statement”). COAH: (i) shall provide Parent with a reasonable opportunity to review and comment on the Information Statement and any amendment thereto and (ii) shall consider all comments reasonably proposed by Parent. COAH shall use its reasonable efforts to cause the Information Statement to be mailed to the COAH Stockholders as promptly as practicable after the date of this Agreement, but no event later than Five (5) days after the date of this Agreement.

(b)

Subject to applicable Law, COAH shall, as promptly as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the “COAH Stockholders’ Meeting”) for the purpose of obtaining the approval of the Stockholders of the merger and the transactions contemplated by this Agreement (the “COAH Stockholder Approval”). The Information Statement shall include the Board Recommendation. COAH shall not postpone or the COAH Stockholders’ Meeting without having taken a vote on the approval and adoption of this Agreement (other than as a result of the absence of a quorum) without prior consultation with Parent.

6.4

Fees and Expenses. Parent and COAH shall each bear their respective fees, commissions and other expenses incurred by them in connection with the negotiation and preparation of this Agreement and in preparing to consummate the transactions contemplated hereby, including, without limitation, the fees and expenses of their respective counsel, accountants and consultants.

6.5

Stockholder Litigation. COAH shall promptly advise Parent of any litigation commenced after the date hereof against the Company or any of its directors (in their capacity as such) by any Stockholder (on their own behalf or on behalf of COAH) relating to this Agreement or the transactions contemplated hereby, and shall keep Parent reasonably informed regarding any such litigation. COAH shall give Parent the opportunity to participate in the litigation, shall consult with Parent regarding the defense or settlement of any such Stockholder litigation and shall consider Parent’s views with respect to such Stockholder litigation. COAH shall not settle any such litigation without Parent’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned). All obligations in this Section 6.5 shall be subject to the obligations of COAH under applicable Law relating to attorney-client communications and privilege.

6.6

Notifications, Consents and Approvals. As soon as practicable, the Parent and COAH shall commence all reasonable actions to obtain the consents and approvals and to make the filings required to consummate the transactions contemplated by this Agreement.

6.7

Conduct Pending Closing. From the date of this Agreement through the Closing Date, and except as otherwise specifically provided in this Agreement or consented to or approved by the Parent in advance in writing, such consent or approval not to be unreasonably withheld or delayed:

(a)

COAH shall carry on the Business substantially in the same manner as heretofore conducted and shall not engage in any transaction or activity, enter into or amend any agreement or make any commitment except in the ordinary course of business;

(b)

COAH shall use reasonable commercial efforts to preserve COAH’s existence and business organization intact and to preserve the Business and COAH’s properties, assets and relationships with its personnel, suppliers, customers and others with whom it has business relations;

(c)

COAH shall not hire any employees or enter into or establish any Employee Benefit Plan;

(d)

COAH shall not (A) grant any special conditions with respect to any Accounts Receivable other than in the ordinary course of business, (B) fail to pay any Account Payable on a timely basis in the ordinary course of business consistent with past practice, (C) except as disclosed in this Agreement, make or commit to make any capital expenditures in excess of $10,000 in the aggregate or (D) start up or acquire any new business or product line which is not similar to or directly complementary to any existing business or product line;

(e)

COAH shall not enter into any settlement with respect to any Proceeding against or relating to COAH;

(f)

COAH shall not make any distribution of property, except for distributions of cash and cash equivalents to pay Accounts Payable, Accrued Liabilities and Indebtedness; and

(g)

COAH shall not voluntarily take any action which would cause, or voluntarily fail to take any action the failure of which would cause, any representation or warranty of COAH set forth in this Agreement to be breached or untrue in any material respect.

6.8

Notification of Certain Matters.

(a)

COAH shall give prompt written notice to the Parent of (i) any fact or circumstance, or any occurrence or failure to occur of any event of which COAH has knowledge, which fact, circumstance, occurrence or failure causes or, with notice or the lapse of time, would cause any representation or warranty of COAH or the Major Stockholders set forth in this Agreement to be breached or untrue or inaccurate in any respect any time from the date of this Agreement to the Closing Date and (ii) any failure of COAH or the Major Stockholders to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by he, she or it under this Agreement.

(b)

The Parent shall give prompt written notice to COAH of (i) any fact or circumstance, or any occurrence or failure to occur of any event of which the Parent has knowledge, which fact, circumstance, occurrence or failure causes or, with notice or the lapse of time, would cause any representation or warranty of the Parent or Merger Sub set forth in this Agreement to be breached or untrue or inaccurate in any respect any time from the date of this Agreement to the Closing Date and (ii) any failure of the Parent or Merger Sub to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the Parent or merger Sub under this Agreement.

6.9

Access to Records and Personnel. For a period of six (6) years after the Closing Date, the Stockholders’ Representative will have reasonable access to (including the right to make copies of) all Books and Records of COAH to the extent that such access may reasonably be required in connection with matters relating to (i) all matters as to which the Major Stockholders are required to provide indemnification under this Agreement, if any or (ii) the preparation of any Tax Returns required to be filed by COAH and its Subsidiaries with respect to any period, whether ending prior to, on or after the Closing. Such access will be afforded by the Parent upon receipt of reasonable advance notice and during normal business hours, provided such access does not unduly disrupt the normal business operations of the Parent or the Surviving Corporation. The Stockholders’ Representative will be solely responsible for any costs or expenses incurred by it pursuant to this Section 6.9. If the Parent wishes to dispose of any Books and Records prior to the expiration of the six-year period, the Parent shall, prior to such disposition, give the Stockholders’ Representative a reasonable opportunity, at the Stockholders’ Representative’s expense, to segregate and remove such Books and Records as the Stockholders’ Representative may select.

6.10

Tax Matters. The following provisions will govern the allocation of responsibility for certain Tax matters following the Closing Date:

(a)

The Parent shall prepare, or cause to be prepared, and file, or cause to be filed, by the original due date all Tax Returns for COAH for all periods ending prior to the Closing Date which are filed after the Closing Date. Except as otherwise required by applicable Laws, each of such Tax Returns must be prepared in a manner consistent with Tax Returns prepared and filed by COAH prior to the Closing Date. The Parent shall provide a copy of such Tax Returns to the Stockholders’ Representative for review a reasonable period of time prior to their filing.

(b)

The Parent shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of COAH for Tax periods which begin before the Closing Date and end after the Closing Date. Except as otherwise required by applicable Law, such Tax Returns will be prepared in a manner consistent with Tax Returns prepared and filed by COAH prior to the Closing Date. The Parent shall provide a copy of such Tax Returns to the Stockholders’ Representative for review a reasonable period of time prior to their filing.

(c)

The Parent and the Stockholders’ Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 6.10 and any Proceeding with respect to Taxes. Such cooperation will include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parent and the Stockholders’ Representative agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental or Regulatory Authority as may be reasonably necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereunder).

6.11

Update of Schedules. From time to time prior to the Closing Date, COAH may provide updates of all Schedules attached hereto to reflect changes thereto, including changes to any representations and warranties set forth in Article 3., as to which no Schedules have been created as of the date hereof but as to which a Schedule would have been required to have been created on or before the date hereof if such changes had existed on the date hereof; provided, however, that COAH shall deliver such updated Schedules not less than two (2) Business Days prior to the Closing Date and shall provide any additional information with respect to such updated Schedules that the Parent may reasonably request within one (1) Business Day after such request. If any such updated Schedule represents a Material Adverse Change from such Schedule as attached to this Agreement on the date hereof, the Parent may terminate this Agreement in reliance on Section 10.1.

6.12

Further Assurances. Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid a Proceeding by, any Governmental Authority, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

6.13

No Negotiation. Until such time as this Agreement may be terminated pursuant to Section 10.1, the Major Stockholders shall not, and shall cause COAH not to, directly or indirectly, solicit, initiate, encourage or entertain any inquiries or proposals from, or discuss or negotiate with any Person other than the Parent or its Representatives relating to an acquisition or other disposition of COAH Common Stock or the assets, properties and rights of COAH (other than the sale of products in the ordinary course of business).

ARTICLE 7
CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB

The consummation of the Merger by the Parent and Merger Sub on the Closing Date is conditioned on satisfaction by COAH, or waiver by the Parent, at or prior to the Closing, of the following conditions:

7.1

Representations and Warranties. The representations and warranties of COAH and the Major Stockholders set forth in this Agreement shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that are made as of a specific date, which shall be true and correct as of that date, except for changes contemplated by this Agreement), and COAH and the Major Stockholders shall have delivered to the Parent a certificate, dated the Closing Date, to such effect.

7.2

Agreements and Covenants. COAH and the Major Stockholders shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied in all material respects with by it on or prior to the Closing Date, and COAH and the Major Stockholders shall have delivered to the Parent a certificate, dated the Closing Date, to such effect.

7.3

Good Standing Certificate. COAH shall have delivered to the Parent (a) a certificate of existence and/or good standing for COAH and each Subsidiary (with tax clearance) from the Secretary of State of jurisdiction of organization, dated as of a date not earlier than the date of this Agreement and (b) a certificate of qualification, authority and/or good standing for COAH (with tax clearance) from the Secretary of State of each jurisdiction where COAH and/or each Subsidiary is qualified or authorized to do business as a foreign entity.

7.4

No Material Adverse Change. Since the Balance Sheet Date, there shall have been no Material Adverse Change with respect to the Business.

7.5

No Litigation. No Proceedings shall have been instituted or threatened before a court or other Governmental or Regulatory Authority to restrain or prohibit or materially delay any of the transactions contemplated hereby.

7.6

Consents and Approvals. All governmental and third-party consents, waivers and approvals, if any, or otherwise necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

7.7

COAH Stockholder Approval. COAH shall have obtained the COAH Stockholder Approval.

7.8

Dissenting Shares. As of the Closing Date, COAH Stockholders holding no more than an aggregate of ten percent (10%) of the issued and outstanding COAH Common Stock shall have demanded appraisal rights under the NRS.

7.9

No Injunctions or Restraints or Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or Law prohibiting the consummation of the Merger or the transactions contemplated hereby shall be in effect. There shall not have been instituted or, to the knowledge of any Party threatened any action or proceeding to restrict or prohibit the transactions contemplated by this Agreement and the Parties shall have received at the Closing a certificate to that effect from each other.

7.10

Statutes; Orders. No Law or Order of any kind shall have been enacted, entered, promulgated or enforced by any court or Governmental or Regulatory Authority which would prohibit or materially delay the consummation of the transactions contemplated by this Agreement or has the effect of making them illegal.

7.11

Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Parent and its counsel, and the Parent shall have received copies of all such documents and other evidences as it or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

7.12

Satisfactory Due Diligence. The Parent and its Representatives shall have completed their environmental, tax, accounting, appraisal, legal and other due diligence review of COAH, and the Parent shall be satisfied in its sole discretion with the results of such due diligence review.

7.13

Resignation of Officers and Directors. Except with regard to those person who shall serve as the directors and officers of the Parent and Surviving Corporation, post Closing, all other existing directors and officers of COAH and each Subsidiary will have resigned from all of their respective positions as officers and/or members of Board of Directors of COAH and the Subsidiaries and as officers of COAH, effective as of the Closing Date.

7.14

Certain Releases. Parent shall have received from Glenn Geller, Gregg Geller, Gaden Griffin, Marla Beans, Tom Smith and Michael J. Sinnwell Jr., a general release of the Company, the Company Subsidiaries, as applicable, in form and content reasonably acceptable to the Parent.

7.15

Investment in Parent. Parent shall have received an aggregate of $200,000 for the purchase of 2,000,000 shares of restricted shares of Parent Common Stock which proceeds shall be used solely for the payment against the balance of the promissory note payable by the Parent to the George G. Chachas Trust, as set forth in Section 5.3.

7.16

Lock-Up Agreements. The Lock-up Agreements as set forth in Section 5.5 shall have been completed to the satisfaction of Parent.

7.17

Minute Book and Stock Records. COAH will have delivered to the Parent the original minute book and stock records of COAH and each Subsidiary.

7.18

Changes in Bank Account Signatures. The Parent shall have received written verification of changes of signatories on all bank accounts of COAH and each of COAH Subsidiaries

7.19

Resolutions. Parent shall have received certified copies of: (i) resolutions of COAH Board and the board of directors and members and managers of each of COAH Subsidiaries, as applicable, authorizing the transactions contemplated by this Agreement; (ii) the Articles of Incorporation and By-Laws of COAH and the organizational documents of COAH Subsidiaries; and (iii) an incumbency certificate setting forth the officers of COAH authorized to execute and deliver all closing agreements and documents.

7.20

Employment Agreements. Memorandums of Understanding signed by both the Parent and Continuing Employees setting forth in specific detail the agreed upon terms of employment, compensation, bonuses, benefits, title and scope of duties of each Continuing Employee, shall signed by the Parent and such Continuing Employees on or before the Closing Date.

7.21

Doolittle Option Agreement. At or prior to Closing, Parent and COAH shall have entered into a mutually acceptable agreement with George Chachas, whom the Company has obligations under a note payable, for accrued salary and accounts payable, under which (a) George Chachas will have the call option, for a period of six months from the Closing Date, to acquire all the stock of Doolittle Edutainment Corp. (“Doolittle”), a wholly-owned subsidiary of Parent, from the Parent in consideration of the Assignment by Parent and the Assumption by Doolittle of all pre-closing current liabilities, including all accountants payable and accrued salaries of Parent as of the quarter ended March 31, 2011, and Chachas’ forgiveness of any remaining liabilities of the Company to Chachas; and (b) the Parent will have a put option for a period of six months from the Closing Date, to put the stock of Doolittle to Chachas, concurrently with the Assignment by Parent and the Assumption by Doolittle of all pre-closing current liabilities, including all accountants payable and accrued salaries of Parent as of the quarter ended March 31, 2011, and Chachas’ forgiveness of any remaining liabilities of the Company to Chachas.

7.22

Articles of Merger. COAH shall have duly executed and filed the Articles of Merger.

7.23

Board Approval. Parent shall have obtained: (i) the approval of its Board of Directors to enter into this Agreement and to consummate the transactions contemplated herein.

7.24

Best Efforts to Satisfy Conditions. The parties will use their best efforts to promptly secure the satisfaction of the conditions to Closing.

7.25

Waiver of Conditions. COAH and the Major Shareholders on one hand, and the Parent on the other may, at their respective options, waive any conditions to their respective obligations to close.

ARTICLE 8
CONDITIONS TO COAH’S OBLIGATIONS

The consummation of the Merger by COAH on the Closing Date is conditioned upon satisfaction by the Parent and/or Merger Sub, or waiver by COAH, at or prior to the Closing, of the following conditions:

8.1

Representations and Warranties. Each of the representations and warranties of the Parent and Merger Sub set forth in this Agreement shall have been true and correct on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that are made as of a specific date, which shall be true and correct as of that date, except for changes contemplated by this Agreement), and the Parent shall have delivered to the Stockholders’ Representative a certificate of the Parent, dated the Closing Date, to such effect.

8.2

Agreements and Covenants. The Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Parent shall have delivered to the Stockholders’ Representative a certificate of the Parent, dated the Closing Date, to such effect.

8.3

No Litigation. No Proceedings shall have been instituted or threatened against the Parent or Merger Sub before a court or other Governmental or Regulatory Authority to restrain or prohibit any of the transactions contemplated hereby.

8.4

Consents and Approvals. All governmental and third-party consents, waivers and approvals, if any, or otherwise necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

8.5

Statutes; Orders. No Law or Order of any kind shall have been enacted, entered, promulgated or enforced by any court or Governmental or Regulatory Authority which prohibits the consummation of the transactions contemplated by this Agreement or has the effect of making them illegal.

8.6

Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to COAH and its counsel, and COAH shall have received copies of all such documents and other evidences as he or his counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

ARTICLE 9
SURVIVAL OF REPRESENTATIONS

9.1

Survival of Representations and Warranties. Survival of Covenants.

(a)

Except as set forth in subparagraph (b) below, the respective representations and warranties of the parties, with respect to any inaccuracy or breach of any representation or warranty contained in contained in this Agreement will survive the Closing until the second anniversary of the Closing Date.

(b)

The representations and warranties with respect to any inaccuracy or breach of any representation or warranty contained in:

(i)

Section 3.1 (Existence and Good Standing), Section 3.2 (Board Action), Section 3.3 (Authority and Enforceability), Section 3.5 (Capitalization), Section 3.6 (Subsidiaries and Investments), Section 3.9(b) (Tangible Personal Property), Section 3.29 (Brokers’ or Finders’ Fees), Section 4.1 (Existence and Good Standing), Section 4.2 (Authority and Enforceability) and Section 4.4 (Brokers’ or Finders’ Fees) will survive the Closing indefinitely (collectively, the “Excluded Representations”);

(ii)

Section 3.15 (Taxes) and Section 3.23 (Employee Benefit Plans) will survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations period (after giving effect to any waivers and extensions thereof); and

(iii)

Section 3.24 (Environmental Matters) will survive the Closing until the first anniversary of the Closing Date.

(c)

Except as otherwise specifically provided in this Agreement, all covenants, agreements and obligations in this Agreement will survive the Closing indefinitely.

ARTICLE 10
TERMINATION

10.1

Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

(a)

by the Parent if (i) the representations and warranties of COAH and the Major Stockholders contained in this Agreement shall not be true and correct, or (ii) COAH and/or the Major Stockholders shall have failed to perform any obligation or to comply with any agreement or covenant to be performed or complied with by he, she or it under this Agreement, in each case such that the conditions set forth in Sections 7.1 (Representations and Warranties) or Section 7.2 (Agreements and Covenants) would not be satisfied, provided, however, that (i), such untruth or incorrectness or such failure cannot be or has not been cured within ten (10) days after the giving of written notice thereof to the Stockholders’ Representative;

(b)

by COAH if (i) the representations and warranties of the Parent and Merger Sub contained in this Agreement shall not be true and correct, or (ii) the Parent or Merger Sub shall have failed to perform any obligation or to comply with any agreement or covenant to be performed or complied with by he, she or it under this Agreement, in each case such that the conditions set forth in Sections 8.1 (Representations and Warranties) or Section 8.2 (Agreements and Covenants) would not be satisfied, provided, however, that such untruth or incorrectness or failure cannot be or has not been cured within ten (10) days after the giving of written notice thereof to the Parent;

(c)

by the mutual consent of the Parent and COAH; or

(d)

by either the Parent if the Closing has not occurred (other than through the failure of the party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before April 15, 2011, or such later date as the parties may agree upon.

10.2

Effect of Termination. Each party’s right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement will terminate; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with all of its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired. Notwithstanding the foregoing, if the Agreement is terminated pursuant to Section 10.1(d), termination shall be the sole and exclusive remedy and no party shall have any additional rights or remedies available to it.

ARTICLE 11
CLOSING

11.1

Parent’s Closing Deliveries. The following items shall be delivered to the Shareholders at Closing:

(a)

Merger Consideration. The Director’s Resolution authorizing issuance and delivery of the Merger Consideration pursuant to Section 2.15(a).

(b)

Documents. The Articles of Merger required by Section 2.3.

(c)

Employment Agreements. The Memorandum of Understanding required by Section 7.20.

11.2

COAH’s Closing Deliveries. The following items shall be delivered to Parent at Closing:

(a)

Documents, Certificates and Opinions. The Articles of Merger required by Section 2.3 and the Certificates required by Section 7.3.

(b)

Miscellaneous. All documents, agreements or certificates requested to be executed or delivered by the Shareholders, COAH or COAH Subsidiaries pursuant to this Agreement.

(c)

Employment Agreements. The Memorandum of Understanding required by Section 7.20.

ARTICLE 12
MISCELLANEOUS

12.1

Expenses. Whether or not the transactions contemplated by this Agreement are consummated, the parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including the fees and expenses of their respective counsel and financial advisers.

12.2

Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of Nevada applicable to agreements executed and to be performed solely within such State.

12.3

Consent to the Jurisdiction of the Courts of the State of California.

(a)

All Parties hereto hereby consents to the jurisdiction of all state and federal courts having jurisdiction in San Diego County, California, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, for the purpose of any Proceeding arising out of, or in connection with, this Agreement or any of the related agreements or any of the transactions contemplated hereby or thereby, including any Proceeding relating to ancillary measures in aid of arbitration, provisional remedies and interim relief, or any Proceeding to enforce any arbitral decision or award. For purposes of this section, “Proceeding” includes any threatened, pending, or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing, or any other actual, threatened, or completed proceeding, whether brought by or in the right of any Party or otherwise and whether civil, criminal, administrative, or investigative, in a Party was, is, or will be involved as a party or otherwise.

(b)

Each Party covenants that it shall not challenge or set aside any decision, award, or judgment obtained in accordance with the provisions hereof.

(c)

Each of the Parties hereto hereby expressly waives any and all objections it may have to venue, including the inconvenience of such forum, in any of such courts. In addition, each of the Parties consents to the service of process by personal service or any manner in which notices may be delivered hereunder in accordance with Section 12.05.

12.4

Table of Contents; Captions. The table of contents and the Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

12.5

Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given (i) five (5) Business Days following deposit in the mails if sent by registered or certified mail, postage prepaid, (ii) when sent, if sent by facsimile transmission, if receipt thereof is confirmed by telephone, (iii) when delivered, if delivered personally to the intended recipient and (iv) two (2) Business Days following deposit with a nationally recognized overnight courier service, in each case addressed as set forth below, or such other address or number as shall be furnished in writing by any such party.

If to COAH, addressed to:

COA Holdings, Inc.

Attn: Michael J. Sinnwell Jr.

24328 Vermont Ave., #300

Harbor City, Ca. 90710

Telephone: (480) 478-0008

Facsimile: (480) 559-9599

If the Major Stockholders or Stockholders’ Representatives, a notice addressed to each respectively, as follows:

Michael J. Sinnwell Jr.

24328 Vermont Ave., #300

Harbor City, Ca. 90710

Telephone: (480) 478-0008

Facsimile: (480) 559-9599

3 JP’s, Inc.

Attn: J.R. Munoz

24328 Vermont Ave #300

Harbor City, Ca. 90710

Telephone: (310) 891-1959

Facsimile: (310) 997-1484

with a copy to, counsel for COAH, addressed to:

Carrillo, Huettel, & Zouvas

Attn: Wade D. Huettel

3033 Fifth Avenue, Suite 400

San Diego, CA 92103

Telephone: (619) 546-6152

Facsimile: (619) 330-1888

If to the Parent or Merger Sub, addressed to:

Anoteros Inc.

Attn: George G. Chachas

2445 Fifth Avenue, Suite 440

San Diego, CA 92101

Telephone: (619) 239-2900

Facsimile: (619) 239-2990

with a copy to counsel for Parent and Merger Sub, addressed to:

Chachas Law Group P.C.

2445 Fifth Avenue, Suite 440

San Diego, CA 92101

Telephone: (619) 239-2900

Facsimile: (619) 239-2990

12.6

Assignment; Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto without the express written consent of the other party hereto, other than by operation of law; provided, however, that the Parent may assign its rights, interests and obligations hereunder to any direct or indirect wholly owned Subsidiary or to any Affiliate; provided, further, that if the Parent makes any assignment referred to above, the Parent shall remain liable under this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

12.7

Counterparts; Facsimile Signatures. This Agreement may be executed in two (2) or more counterparts, all of which taken together shall constitute one (1) instrument. The parties agree that this Agreement may be executed by facsimile transmission and that the reproduction of signatures by facsimile or similar device shall be treated as binding as if originals, and each party agrees and undertakes to provide the other party with a copy of the Agreement bearing original signatures forthwith upon demand by the other party.

12.8

Entire Agreement; Amendments. This Agreement, including the other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. This Agreement may not be changed, and any of the terms, covenants, representations, warranties and conditions cannot be waived, except pursuant to an instrument in writing signed by the Parent, Merger Sub, COAH, the Major Stockholders and the Stockholders’ Representative, or, in the case of a waiver, by the party waiving compliance.

12.9

Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

12.10

Independence of Covenants and Representations and Warranties. All covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness or a breach of such initial representation or warranty.

12.11

Third-Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

12.12

No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

12.13

Waiver of Jury Trial. The Parent, Merger Sub, COAH, the Major Stockholders and the Stockholders’ Representative hereby waive, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation as between the parties directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto. The Parent, Merger Sub, COAH, the Major Stockholders and the Stockholders’ Representative (i) certify that no representative, agent or attorney of the other party has represented, expressly or otherwise that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledge that it and the other party have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 12.13.

12.14

Stockholders’ Representative.

(a)

Effective upon the approval and adoption of this Agreement and the Merger by COAH Stockholders, COAH’s stockholders will be conclusively presumed to have appointed Michael J. Sinnwell Jr. as agent and attorney-in-fact (the “Stockholders’ Representatives”) for and on behalf of each COAH Stockholder, to (i) give and receive notices and communications in connection with this Agreement, and the Merger, (ii) receive payments from the Parent under this Agreement, (iii) execute and deliver all ancillary agreements, certificates and documents that the Stockholders’ Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement, (iv) receive service of process in connection with any claims under this Agreement and (v) take all actions necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of any of the foregoing. All actions of the Stockholders’ Representatives shall be in writing signed by the above-named individuals, or their successors, acting in his, her or its capacity as Stockholders’ Representatives. Each COAH Stockholder shall be bound by all actions taken by the Stockholders’ Representatives consistent with this Section 12.14 in his, her, or its capacity as the Stockholders’ Representatives, and neither the Parent, Merger Sub nor the Surviving Corporation shall be liable to any of COAH Stockholders for any action taken or omitted to be taken by it in such reliance or for any action taken or omitted to be taken by the Stockholders’ Representative.

(b)

The appointment of the Stockholders’ Representative shall be deemed coupled with an interest and shall be irrevocable, and the Parent, Merger Sub, the Surviving Corporation and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Stockholders’ Representative in all matters referred to herein. The Stockholders’ Representative shall not be responsible to COAH Stockholders for any loss or damages COAH Stockholders may suffer by the performance by the Stockholders’ Representative of its duties under this Agreement, other than loss or damage arising from willful violation of the law by the Stockholders’ Representative of its duties under this Agreement.

(c)

If any COAH Stockholder should die or become incapacitated, if any trust or estate should terminate or if any other such event should occur, any action taken by the Stockholders’ Representative pursuant to this Section 12.14 shall be as valid as if such death or incapacity, termination or other event had not occurred, regardless of whether or not such COAH Stockholder, the Parent or the Surviving Corporation shall have received notice of such death, incapacity, termination or other event.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused its corporate name to be hereunto subscribed by its officer thereunto duly authorized all as of the day and year first above written.

PARENT: ANOTEROS, INC.

/S/ George G. Chachas
By: George G. Chachas
Its: President

MERGER SUB: ANTERO PAYMENT SOLUTIONS INC.

/S/ George G. Chachas
By: George G. Chachas
Its: President

COAH: COA HOLDINGS, INC.

/S/ Michael J. Sinnwell Jr.
By: Michael J. Sinnwell Jr.
Its: President

MAJOR STOCKHOLDERS:	/S/ Michael J. Sinnwell Jr.
Michael J. Sinnwell Jr.

3 JP’s, Inc.

/S/ John R. Munoz
By: John R. Munoz
Its: President

STOCKHOLDERS’ REPRESENTATIVE:	/S/ Michael J. Sinnwell Jr.
Michael J. Sinnwell Jr.

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